EXHIBIT 10.18

DATED	26 February 2013

GREENBOTTLE LIMITED (1) H.D.D., LLC (2)

SUPPLY OF GOODS AGREEMENT

Birketts LLP
24-26 Museum Street
Ipswich
Suffolk IP1 1HZ

T: +44 (0)1473 232300
F: +44 (0) 1473 230524
DX: 3206 Ipswich
E:mail@birketts.co.uk

www.birketts.co.uk

Offices also in : Cambridge, Chelmsford and Norwich

Birketts LLP is registered in England under no. OC317545 and authorised and regulated by the Solicitors Regulation Authority.
Registered office at: 24-26 Museum Street, Ipswich, Suffolk, IP1 1HZ.
A list of members may be inspected at any of our offices. The term ‘Partner’ is used to refer to a Member of Birketts LLP.

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	SUPPLY OF THE PRODUCTS	4

3.	FORECASTS	5

4.	ORDERS	5

5.	MANUFACTURE, QUALITY AND PACKING	6

6.	DELIVERY	7

7.	ACCEPTANCE AND DEFECTIVE PRODUCTS	8

8.	TITLE AND RISK	10

9.	PRODUCT PRICES	10

10.	TERMS OF PAYMENT	11

11.	ONGOING SUPPORT AND CO-OPERATION	11

12.	INDEMNITY	13

13.	LIMITATION OF LIABILITY	14

14.	ASSIGNMENT AND SUB-CONTRACTING	15

15.	CONFIDENTIALITY	16

16.	COMMENCEMENT AND TERM	17

17.	TERMINATION	17

18.	OBLIGATIONS ON TERMINATION	18

19.	SURVIVAL OF OBLIGATIONS	19

20.	FORCE MAJEURE	19

21.	COSTS	20

22.	SEVERANCE	20

23.	FURTHER ASSURANCE	20

24.	VARIATION AND WAIVER	20

25.	NOTICES	21

26.	ENTIRE AGREEMENT	22

27.	RIGHTS OF THIRD PARTIES	23

28.	COUNTERPARTS	23

29.	GOVERNING LAW AND JURISDICTION	23

SCHEDULE 1 THE PRODUCTS AND PRODUCT PRICES	24

SCHEDULE 2 LOGO AND SPECIFICATION	25

THIS AGREEMENT is made on the 26th day of February 2013

Parties:

(1)
GREENBOTTLE LIMITED, a company incorporated and registered in England and Wales with company number 5756226 whose registered office is at 3B Delph Court, Sherdley Business Park, Sullivan’s Way, St Helens, Merseyside, WA9 5GL, UK (the “Supplier”); and

(2)	H.D.D., LLC, a California limited liability company, with company number 200729610091 and its principal office at 4035 Westside Road, Healdsburg, CA 95448, USA (the “Customer”).

BACKGROUND

(A)	The Supplier carries on the business of manufacturing and selling the Products.

(B)	The Customer wishes to buy and the Supplier wishes to supply the Products on the terms and conditions set out in this Agreement.

AGREED TERMS:

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;
“Commencement Date”	March, 1, 2013
“Confidential Information”	has the meaning given in clause 15.1;
“Delivery”	completion of delivery of an Order in accordance with clause 6.2 or clause 6.5.1;
“Delivery Date”	the date specified for delivery of an Order in accordance with clause 4.4;
“Delivery Location”	the location specified for collection of an Order in accordance with clause 6.1;
“Force Majeure Event”	has the meaning given in clause 20;
“Group”	in relation to a company, that company, its subsidiaries, its holding companies and their subsidiaries;

“holding company” and “subsidiary:”
mean a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006.  In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be amended so that: (a) references in sub sections 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;

“Intellectual Property Rights”
all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world and “Intellectual Property Right” means any one of the Intellectual Property Rights;

"Logo"	the Supplier's logo set out in Schedule 2 or such other logo as may replace it from time to time;
“Minimum Purchase Amount”	has the meaning given in clauses 2.2 and 11.4;
“month”	a calendar month;
“Order”	an order for Products submitted by the Customer in accordance with clause 4;

“Order Number”	the reference number to be applied to an Order by the Supplier in accordance with clause 4.5;
“Product Prices”	the prices of the Products as determined in accordance with clause 9.1 and “Product Price” means the price of an individual Product as determined in accordance with that clause;
"Production Start Date"	May 1, 2013;
“Products”	the products set out in Schedule 1 and, where the context requires, the Products ordered by and supplied to the Customer;
"Representatives"	has the meaning given in clause 15.3;
"Sector"	bottling and selling of wine and still alcoholic beverages;
"Specification"	the specification of the Products set out in Schedule 2;
"Term"	the term of the agreement, as determined in accordance with clause 16;
"Territory"	the United States of America and Canada;
"VAT"	value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax;
"year"	a calendar year.

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and vice versa.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8
A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted whether before or after the date of this Agreement and, in the case of a statute, includes any subordinate legislation made under that statute from time to time.

1.9	A reference to writing or written includes faxes and e-mail.

1.10	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.11	A reference to a document is a reference to that document as varied or novated (in each case, other than in breach of the provisions of this Agreement) at any time.

1.12	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.13	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	SUPPLY OF THE PRODUCTS

2.1
During the Term, the Supplier shall supply and the Customer shall purchase such quantities of Products as the Customer may order under clause 4 in accordance with the terms and conditions of this Agreement.

2.2
The Customer shall during the first two years following the Production Start Date purchase no fewer than three million units of the Products ("Minimum Purchase Amount") from the Supplier. For the purposes of this section 2.2, a purchase occurs when the Customer submits a purchase order to the Supplier.  Future Minimum Purchase Amounts shall be agreed by the parties pursuant to clause 11.4.

2.3	It is intended that the date upon which the Customer shall commence selling wine contained in the Products shall be June 2013.

2.4
The Customer shall purchase the Products only from the Supplier, and shall not for the Term or for the Period of five years from the Commencement Date (whatever shall be the shorter) distribute or manufacture any goods which compete with the Products.  In the event the Supplier elects to declare the relationship as non-exclusive as provided in clause 11 below, the Customer's obligation under this clause 2.4 is terminated.

3.	FORECASTS

3.1	During the Term, the Customer shall give the Supplier:

3.1.1	not less than three month's advance notice of the Products it expects to purchase during the three months following the end of that notice period; and

3.1.2	not less than one month before the end of each year, a forecast of the Products it expects to purchase during the following year.

3.2	Forecasts shall be given in writing or, if given orally, shall be confirmed in writing within two Business Days. The Customer shall act in good faith when forecasting its requirements for Products.

3.3	Forecasts provided under this clause 3 shall not constitute Orders.

3.4	If the Supplier anticipates that it will be unable to meet the Customer's forecasted requirements provided in accordance with this clause 3:

3.4.1	the Supplier shall inform the Customer as soon as practicable;

3.4.2
the Customer may at its option agree alternative delivery dates for the relevant Products, or obtain from any other person substitute products for the Products which the Supplier anticipates it will be unable to supply; and

3.4.3
substitute products purchased from a third party supplier as a result of the Supplier anticipating being unable to meet the Customer's forecasted requirements for Products shall for the purposes of clause 2.2 be deemed to have been purchased from the Supplier.

4.	ORDERS

4.1
Subject to clause 4.2, not less than three months before the beginning of each quarter during the Term (the first such quarter commencing on 1 April 2013), the Customer shall give the Supplier its Order for that quarter.

4.2
The First Order (for the period 1 April 2013 to 30 June 2013) is agreed as being for 240,000 units of Products (where one bottle is a unit) which the Supplier shall make available for collection by the Customer pursuant to this agreement not later than 90 days after payment of the advance payment in 10.1.

4.3	Each Order shall be deemed to be a separate offer by the Customer to purchase Products on the terms of this Agreement.

4.4	Each Order shall:

4.4.1	be given in writing or, if given orally, shall be confirmed in writing within two Business Days; and

4.4.2	specify the type and quantity of Products ordered.

4.5
The Supplier shall assign an Order Number to each Order it accepts and notify such Order Numbers to the Customer together with the date by which the Order will be ready for collection ("Delivery Date"). Each party shall use the relevant Order Number in all subsequent correspondence relating to the Order.

5.	MANUFACTURE, QUALITY AND PACKING

5.1
The Supplier agrees that during the Term it will develop and maintain sufficient manufacturing capacity to supply to the Customer approximately 600,000 units of Product per quarter. The Supplier shall manufacture, pack and supply the Products in accordance with all generally accepted industry standards and practices that are applicable.

5.2	The Products supplied to the Customer by the Supplier under this Agreement shall:

5.2.1	conform to the Specification;

5.2.2	be of satisfactory quality (within the meaning of the Sale of Goods Act 1979, as amended) and fit for any purpose held out by the Supplier; and

5.2.3	comply with all applicable statutory and regulatory requirements.

5.3	The terms implied by sections 13 to 15 of the Sale of Goods Act 1979 are, to the fullest extent permitted by law, excluded from the Contract.

5.4
The Supplier shall ensure that the Products are properly packed and secured so as to enable them to reach their destination in good and merchantable  condition in a manner agreed between the Supplier and the Customer.

5.5
The Supplier shall obtain and maintain in force for the Term all licences, permissions, authorisations, consents and permits needed to manufacture and supply the Products in accordance with the terms of this Agreement.

5.6
The Supplier shall comply with all applicable laws, enactments, orders, regulations and other instruments relating to the manufacture, packing, packaging, marking, storage and handling of the Products.

5.7
On the request of the Customer, the Supplier must document to the Customer, in a form reasonably acceptable to the Customer, that all relevant North American authority approvals related to the supply of packaging in the USA and Canada, as  required by law, have been met.

5.8	The Supplier warrants to the Customer the following:

5.8.1
The Products are merchantable, fit for the intended purpose, and of good commercial quality, material and workmanship  including, without limitation, a clean, sanitary, air tight, leak-free container for wine and still alcoholic beverages that does not alter or affect the nature or quality of the wine or alcoholic beverage.

5.8.2	All approvals, as required by law, have been issued in each jurisdiction in the Territory to manufacture, package, market, distribute, sell and use the Products in the Territory.

5.8.3
The Products are free of defects that would render the Products or other materials unsafe in normal usage or in foreseeable misuse, and the Products are fit for use in connection with wine and alcoholic beverages.

6.	DELIVERY

6.1
The Customer shall collect each Order from the Supplier's premises 3B Delph Court, Sullivan’s Way., Sherdley Business Park, St Helens WA9 5GL, UK ("Delivery Location") within three Business Days of the Supplier notifying the Customer that the Order is ready for collection.

6.2	Orders are supplied on an ex works basis and delivery shall be completed when the Supplier places the Order on the Customer's carrier's vehicle at the Delivery Location.

6.3
The Supplier may deliver Orders by instalments, which may be invoiced and paid for separately; provided, however, that each instalment must be delivered in multiples of a full shipping container. References in this Agreement to Orders shall, where applicable, be read as references to instalments.

6.4
The Supplier shall have no liability for any failure or delay in delivering an Order to the extent that such failure or delay is caused by the Customer's failure to comply with its obligations under this Agreement.

6.5
If the Customer fails to take delivery of an Order within seven Business Days of the Supplier notifying the Customer that the Order is ready for collection, then, except where such failure or delay is caused by the Supplier's failure to comply with its obligations under this Agreement or a Force Majeure Event:

6.5.1
delivery of the Order shall be deemed to have been completed on the eighth Business Day following the day on which the Supplier notified the Customer that the Order was ready for collection and the Supplier will have the right to issue an invoice as provided in clause 10.2 below; and

6.5.2	the Supplier shall store the Order until delivery takes place, and charge the Customer for all related costs and expenses (including insurance).

6.6
If the Customer fails to take delivery of an Order within 3 months of the Supplier notifying the Customer that the Order is ready for collection then, except where such failure or delay is caused by the Supplier's failure to comply with its obligations under this Agreement or a Force Majeure Event, notwithstanding clause 6.5, the Supplier shall be entitled to dispose of or resell to third parties such Products without incurring any further liabilities to the Customer.

6.7
Each Order shall be accompanied by a delivery note from the Supplier showing the Order Number, the date of the Order, the type and quantity of Products included in the Order and, in the case of an Order being delivered by instalments, the outstanding balance of Products remaining to be delivered.

6.8
The parties agree that if, in respect of an Order, the Supplier delivers up to and including 2% more or less than the quantity of Products ordered, the Customer shall not be entitled to reject the Order, but a pro rata adjustment shall be made to the Order invoice.

6.9
The Supplier shall provide such reasonable support to the Customer (at the Customer's cost) as is required to enable the customer to ship the Products to Customer's destination (e.g. California) quickly and economically.

7.	ACCEPTANCE AND DEFECTIVE PRODUCTS

7.1	The Customer may reject any Products delivered to it that do not comply with clause 5, provided that:

7.1.1	notice of rejection is given to the Supplier:

7.1.1.1	in the case of a defect that is apparent on normal visual inspection, within five Business Days of receipt of the Products at the Customer's facility in California; and

7.1.1.2	in the case of a latent defect, within a reasonable time of the latent defect having become apparent; and

7.1.2	none of the events listed in clause 7.3 apply.

7.2	If the Customer fails to give notice of rejection in accordance with clause 7.1, it shall be deemed to have accepted such Products.

7.3	The Supplier shall not be liable for Products' failure to comply with the warranty set out in clause 5 in any of the following events:

7.3.1
The defect is caused by the Customer's failure to follow the Supplier's commercially reasonable written instructions as to the storage, commissioning, installation, use and maintenance of the Products or (if there are none) good trade practice regarding the same; or

7.3.2	The defect is caused by the fair wear and tear arising from use and foreseeable misuse by the consumer, wilful damage or Customer's gross negligence; or

7.3.3	The defect is caused by the acts or omissions of the Customer's carrier.

7.4	If the Customer rejects Products under clause 7.1 then the Customer shall be entitled to:

7.4.1	require the Supplier to repair or replace the rejected Products at the sole expense of the Supplier; or

7.4.2	require the Supplier to repay the price of the rejected Products in full including, without limitation, purchase price and delivery costs.

Once the Supplier has complied with the Customer's request, it shall have no further liability to the Customer in respect of the rejected Products' failure to comply with clause 5.2.

7.5	The terms of this Agreement shall apply to any repaired or replacement Products supplied by the Supplier.

7.6
In the event the Customer (a) has been ordered or encouraged to conduct a recall of any of the filled Products by any relevant government authority, (b) reasonably determines that a recall of any of the filled Products is necessary or appropriate due to (i) reasons relating to the safety of the filled Products, (ii) any material non-conformance of the filled Products with the Specifications, or (iii) any material non-conformance or non-compliance of the filled Products with any applicable law, governmental rule or regulation, or (c) reasonably decides voluntarily to withdraw any of the filled Products from distribution or otherwise cease distribution of any of the filled Products due to a material failure of the filled Products to comply with the warranties contained in clause 5, the Customer has the right to conduct and implement such recall or voluntary withdrawal procedures developed by the Customer in connection with any such recall or withdrawal of the filled Products.  The Supplier agrees to bear all costs and expenses incurred by the Customer in connection with or arising out of any such recall or voluntary withdrawal provided it can be proven that the issue giving rise to the recall or voluntary withdrawal was inherent in the Products as originally supplied to the Customer, and not as a result of the beverages being put into the Products by the Customer, its agents or subcontractors.

8.	TITLE AND RISK

8.1	Risk in and title to the Products shall pass to the Customer when the Products are delivered to the Customer pursuant to Section 6.2.

9.	PRODUCT PRICES

9.1
The Product Prices for the period from the Production Start Date to the first anniversary of the Production Start Date shall be the prices set out in Schedule 1. The Product Prices for subsequent years shall be determined in accordance with clause 9.3.

9.2	The Product Prices are inclusive of the costs of packaging, but exclusive of the costs of insurance and carriage of the Products, which shall be paid by the Customer.

9.3
If increases in the input and principal manufacturing costs of raw materials, labour and energy for the Products in any year of this agreement exceed 3%, the Supplier shall have the right to adjust the Product Prices to reflect such increase ("Product Price Adjustment"). The Supplier shall give the Customer not less than six month's prior notice in writing of proposed changes ("Product Price Adjustment Notice").  In the event that the total of these input and principal manufacturing costs  adjusts downward, the Supplier must adjust or eliminate any prior Product Price Adjustment.

9.4
The Supplier agrees to use commercially reasonable efforts to reduce the Product Prices due to efficiencies and cost savings which arise during the Term such as, but not limited to, increased volume, additional equipment and improved access to raw materials.

9.5	The Supplier shall provide all such evidence as the Customer may reasonably request in order to verify:

9.5.1	invoices submitted by the Supplier; and

9.5.2	increases in the costs of raw materials or the Consumer Prices Index.

10.	TERMS OF PAYMENT

10.1
The Customer shall make an advance payment of US$750,000 for the Products to be supplied to the Customer pursuant to this agreement, such sum to be set off against the sums payable by the Customer to the Supplier pursuant to this Agreement.  The advance payment shall be paid in three equal instalments of US$250,000 payable on or before April 1, 2013, May 15, 2013 and June 1, 2013 respectively.

10.2	The Supplier shall be entitled to invoice the Customer for each Order at any time after Delivery. Each invoice shall quote the relevant Order Numbers.

10.3
Save in respect of supplies which have been paid for in advance pursuant to clause 10.1, the Customer shall pay invoices in full and in cleared funds no later than 14 days from the date of the invoice.  Payment shall be made to the bank account nominated in writing by the Supplier.

10.4
If a party fails to make any payment due to the other under this Agreement by the due date for payment ("due date"), then, without limiting the other party's remedies under clause 17.2, the defaulting party shall pay interest on the overdue amount at the rate of 4% per annum above the base rate of Barclays Bank Plc from time to time. Such interest shall accrue on a daily basis from the due date until the date of actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount. This clause shall not apply to payments that the party failing to make the payment disputes in good faith.

10.5
If the Customer disputes any invoice or other statement of monies due, the Customer shall promptly notify the Supplier in writing. The parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment.

10.6
Each party may, without limiting any other rights or remedies it may have, set off any amounts owed to it by the other party under this Agreement against any amounts payable by it to the other party under this Agreement.

10.7	All payments payable to the Supplier or the Customer under this Agreement shall become due immediately on its termination.

11.	ONGOING SUPPORT AND CO-OPERATION

11.1
The Supplier shall provide such on-going technical support to any of the Customer's filling programmes in California as the Customer shall reasonably require at the Customer's cost and at such rates as the parties shall give with each other from time to time.

11.2
Beginning with the Production Start Date, the Customer agrees to an annual marketing spend relating to wine and alcoholic beverages supplied in the Products of approximately 5% of the Customer's total net sales of wine and alcoholic beverages supplied in the Products, or $1 million, whichever is less.

11.3
Subject to clause 11.4, the Supplier appoints the Customer during the Term as its exclusive customer of the Products in the Sector for sale within the Territory.  For the avoidance of doubt, the Supplier shall be entitled to supply Products within the Territory for use outside the Sector. In the event the Customer does not meet the Minimum Purchase Amount, the Supplier's sole remedy is the right to declare the relationship with the Customer as non-exclusive by providing written notice to the Customer.  In the event the Supplier elects to declare the relationship as non-exclusive, the Customer obligation to meet the Minimum Purchase Amount is terminated.

11.4
Beginning on June 1, 2014, the parties shall endeavour to agree on annual Minimum Purchase Amounts for each year during the continuance of this Agreement (save for the first two years of this Agreement whose Minimum Purchase Amount shall be as described in clause 2.2).  The Minimum Purchase Amounts will be commercially reasonable amounts based on prior sales of the Product in the Sector and commercially reasonable expectations of sales of the Product during the applicable period including the full consideration of the total market size within the Territory and what is a fair and reasonable projection of the Product’s full market potential.  If the parties are unable to agree Minimum Purchase Amounts for any year by the date falling six months prior to the relevant year, then the parties will submit the dispute to binding arbitration.  If the parties do not mutually agree on the arbitration process, the dispute will be submitted to JAMS in San Francisco, CA under its then current Streamlined Arbitration Rules & Procedures.  The Supplier and the Customer agree to equally divide all costs and fees charged by JAMS; provided, however, the arbitrator may include such costs and fees in the arbitration award.  Any award rendered in any such arbitration proceeding will be final and binding on each of the parties, and judgment may be entered thereon in a court of competent jurisdiction.

11.5
The Supplier gives the Customer, for the duration of this Agreement, a non-exclusive, royalty free licence to use the GREENBOTTLE word mark and the Logo solely for labels it produces for the Products and the marketing, production and sale of wine and alcoholic beverages supplied in the Products.   The use  of the Logo is mandatory on each of the Products and the manner and style of use is to be according to guidelines issued by the Supplier and is subject to final agreement with the Supplier.

11.6
The Supplier agrees that the presentation of the Logo will be approximately ¾" in diameter and either embossed or incorporated into the back label artwork of each Product in a manner mutually agreed between the parties.

12.	INDEMNITY

12.1
The Supplier shall indemnify the Customer against all liabilities, costs, expenses, damages and losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other reasonable professional costs and expenses) suffered or incurred by the Customer arising out of or in connection with any claim made against the Customer for actual or alleged infringement of a third party's Intellectual Property Rights arising out of or in connection with the supply or use of the Products (including the obligations set forth in clause 5).

12.2
The Customer shall inform the Supplier in writing of any claim by any third party (Third Party Claim) which comes to the notice of the Customer or any other Member of the Customer's Group or any other member of the Buyer's Group, whereby it appears that the Supplier is or is likely to become liable under the indemnity contained in this clause 12 within 15 days from the day on which such Third Party Claim comes to the notice of the Customer or other member of the Customer's Group.

12.3	Subject to the Customer being indemnified and secured to its reasonable satisfaction in accordance with clause 12.4:

12.3.1
the Customer shall take such action and give such information and assistance as the Supplier may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof; and

12.3.2
on the written request of the Supplier, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (Proceedings) shall be delegated to the Supplier.  For this purpose, the Customer shall give or procure to be given to the Supplier all such assistance as the Supplier may reasonably require and shall appoint such lawyers and other professional advisers as the Supplier may nominate to act on behalf of the Customer in accordance with the Supplier's instructions.

12.4	Where Proceedings are delegated to the Supplier in accordance with clause 12.3:

12.4.1
the Supplier shall keep the Customer fully and promptly informed of the Proceedings, shall consult the Customer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Customer in relation to such Proceedings; and

12.4.2
the Supplier shall not make any settlement or compromise of the Third Party Claim, nor agree to any matter in the conduct of any Proceedings which may affect the amount of the liability in connection with such Third Party Claim, or create an obligation for the Customer to act or forego any action, without the prior approval of the Customer, such approval not to be unreasonably withheld or delayed, and provided always that, in the event of the Customer refusing approval of such settlement or compromise, the Supplier shall have no liability in respect of any Claim arising therefrom in excess of the figure at which they could have settled or compromised the relevant Third Party Claim and the Customer shall be liable for any costs incurred since the proposed date of settlement or compromise.

12.5
Nothing in this clause shall restrict or limit the Customer's general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim under this indemnity.

13.	LIMITATION OF LIABILITY

13.1
This clause sets out the entire financial liability of the parties (including any liability for the acts or omissions of their respective employees, agents and subcontractors) to each other in respect of:

13.1.1	any breach of this Agreement however arising;

13.1.2	any use made or resale of the Products by the Customer, or of any product incorporating any of the Products; and

13.1.3	any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

13.2	Nothing in this Agreement shall limit or exclude the liability of either party for:

13.2.1	death or personal injury resulting from negligence; or

13.2.2	fraud or fraudulent misrepresentation; or

13.2.3	breach of the terms implied by section 12 of the Sale of Goods Act 1979; or

13.2.4	breach of section 2 of the Consumer Protection Act 1987; or

13.2.5	product recall contained in clause 7.

13.3
Without limiting the right to damages for liability under clause 13.2, neither party shall be liable to the other, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any:

13.3.1	loss of profit; or

13.3.2	loss of goodwill; or

13.3.3	loss of business; or

13.3.4	loss of business opportunity; or

13.3.5	loss of anticipated saving; or

13.3.6	loss or corruption of data or information; or

13.3.7	special, indirect or consequential damage

suffered by the other party that arises under or in connection with this Agreement.

13.4
Without limiting the right to damages for liability under clause 13.2 and subject to the limitation of liability under clause 13.3, the Supplier's total annual liability arising under this Agreement, whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall in all circumstances be limited to US$2.5 million (the "Limitation Amount").

13.5
Beginning on the second anniversary of the Production Start Date, and for each anniversary of the Production Start Date thereafter, the Limitation Amount shall be indexed based on the volume of the Product purchased by the Customer during that year divided by a base nominal figure of 2 million units and multiplied by $2.5 million.  For example, if the Customer purchases X million units in the third year, the Limitation Amount in the fourth year will be (X million / 2 million) * $2.5 million).  In no event will the Limitation Amount be reduced below US$2.5 million, or exceed US$5million.

14.	ASSIGNMENT AND SUB-CONTRACTING

14.1
Neither party may assign or transfer or sub-contract any of its rights, benefits or obligations under this Agreement without the prior written consent of the other party, provided that either party may assign, transfer or sub-contract its rights and obligations under this Agreement to another member of its Group and the Customer has the right to assign or transfer this Agreement to a successor entity in connection with the merger or  sale of all or substantially all of the Customer's assets in the Sector.  If the merger or sale of all or substantially all of the Customer's assets is to a competitor of the Supplier in the packaging industry, the Supplier has the right to terminate this Agreement by providing written notice to the Customer on or before 30 days after the Supplier receives notice that the transfer has been completed.

15.	CONFIDENTIALITY

15.1
Each party undertakes that it shall not at any time during this Agreement disclose to any person any confidential information disclosed to it by the other party concerning the business or affairs of the other party or of any member of its Group, including but not limited to information relating to a party's operations, processes, plans, product information, know-how, designs, trade secrets, software, market opportunities and customers ("Confidential Information"), except as permitted by clause 15.3.  This obligation survives the expiration or termination of this Agreement until such Confidential Information enters the public domain.

15.2
Confidential Information does not include information which (a) at the time of disclosure by the disclosing party was in, or after disclosure by disclosing party became part of, the public domain, through no improper act on the part of the recipient or on the part of any of recipient's employees or consultants; (b) was in the recipient's possession at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party; (c) the recipient received it from a third party, provided that such Confidential Information was not obtained by such third party, directly or indirectly, from the disclosing party; or (d) the recipient independently developed it without the benefit of any Confidential Information disclosed by the disclosing party hereunder.  The recipient has the burden of proof to establish by competent evidence that one or more of these exceptions applies to the applicable information.

15.3	Each party may disclose the other party’s Confidential Information:

15.3.1
to its employees, officers, agents, consultants or sub-contractors ("Representatives") who need to know such information for the purposes of carrying out the party’s obligations under this Agreement, provided that the disclosing party takes all reasonable steps to ensure that its Representatives comply with the confidentiality obligations contained in this clause 15 as though they were a party to this Agreement. The disclosing party shall be responsible for its Representatives’ compliance with the confidentiality obligations set out in this clause; and

15.3.2	as may be required by law, court order or any governmental or regulatory authority.

15.4
Each party reserves all rights in its Confidential Information. No rights or obligations in respect of a party’s Confidential Information other than those expressly stated in this Agreement are granted to the other party or to be implied from this Agreement. In particular, no licence is hereby granted directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right held, made, obtained or licensable by either party now or in the future.

16.	COMMENCEMENT AND TERM

16.1	This Agreement shall commence on the Commencement Date and shall remain in effect until terminated in accordance with clause 17 ("Term")

17.	TERMINATION

17.1
Beginning on the seventh anniversary of the Commencement Date, either party may at any time terminate this Agreement by giving to the other party not less than six months' notice in writing (such termination to take effect no sooner than the seventh anniversary of the Commencement Date).

17.2	Notwithstanding clause 17.1, a party shall be entitled to terminate this Agreement with immediate effect by giving written notice to the other party if:

17.2.1
the other party fails to pay any undisputed amount due under this Agreement on the due date for payment and remains in default not less than 14 days after being notified in writing to make such payment; or

17.2.2
the other party commits a material breach of its obligations under this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days after receipt of notice in writing requiring it to do so; or

17.2.3	the other party commits a series of persistent minor breaches which when taken together amount to a material breach; or

17.2.4
the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

17.2.5
the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors; or

17.2.6	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or on connection with the winding up of that other party; or

17.2.7
a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days; or

17.2.8
an application is made to court, or an order is made, for the appointment of an administrator or if a notice of intention to appoint an administrator is given or if an administrator is appointed over the other party; or

17.2.9	a floating charge holder over the assets of that other party has become entitled to appoint or has appointed an administrative receiver; or

17.2.10	a person becomes entitled to appoint a receiver over the assets of the other party or a receiver is appointed over the assets of the other party; or

17.2.11
any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 17.2.4 to clause 17.2.10 (inclusive); or

17.2.12	the other party ceases, or threatens to cease, to carry on all or substantially the whole of its business; or

17.2.13	any Force Majeure Event prevents the other party from performing its obligations under this Agreement for any continuous period of three months.

17.3	Termination of this Agreement shall not prejudice any of the parties' rights and remedies which have accrued as at termination.

18.	OBLIGATIONS ON TERMINATION

18.1	On termination of this Agreement each party shall promptly:

18.1.1
return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it or a member of its Group in connection with the supply and purchase of the Products under this Agreement;

18.1.2	return to the other party all documents and materials (and any copies) containing the other party’s Confidential Information;

18.1.3	erase all the other party’s Confidential Information from its computer systems (to the extent possible); and

18.1.4	on request, certify in writing to the other party that it has complied with the requirements of this clause.

18.2
Save where the Supplier terminates this agreement pursuant to clause 17.2, the Customer has the right to require the Supplier to deliver the Products for any Order placed by the Customer prior to the expiration or termination of this Agreement.

19.	SURVIVAL OF OBLIGATIONS

19.1	On termination of this Agreement the following clauses shall survive and continue in full force and effect:

19.1.1	Indemnity in Clause 5;

19.1.2	Product recall in Clause 7;

19.1.3	Clause 12 (Indemnity);

19.1.4	Clause 13 (Limitation of liability);

19.1.5	Clause 15 (Confidentiality);

19.1.6	Clause 18 (Obligations on termination); and

19.1.7	Clause 29 (Governing law and jurisdiction).

20.	FORCE MAJEURE

20.1
Neither party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfil any obligation under this Agreement so long as and to the extent to which the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure Event.

20.2	A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of a Force Majeure Event:

20.2.1	notify the other party of the nature and extent of such Force Majeure Event; and

20.2.2	use all reasonable endeavours to remove any such causes and resume performance under this Agreement as soon as feasible.

20.3
For the purposes of this clause 20, a "Force Majeure Event" means an event beyond the control of a party (or any person acting on its behalf), which by its nature could not have been foreseen by such party (or such person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

21.	COSTS

21.1
Save as otherwise provided in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement, and all ancillary documents to it.

22.	SEVERANCE

22.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

23.	FURTHER ASSURANCE

23.1
Each party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution and delivery of all documents and doing of all such things as are required to give full effect to this Agreement and the transactions contemplated by it.

24.	VARIATION AND WAIVER

24.1	Any variation of this Agreement must be in writing and signed by or on behalf of the parties.

24.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given.

24.3
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy nor shall it prevent any future exercise or enforcement of such right or remedy.

24.4	No single or partial exercise of any right or remedy under this Agreement shall prevent or restrict the further exercise of that or any other right or remedy.

25.	NOTICES

25.1	A notice served under this Agreement:

25.1.1	shall be signed by or on behalf of the party giving it;

25.1.2
shall be sent for the attention of the person, and to the address or fax number, given in this clause 25 (or such other address, fax number or person as the relevant party may notify to the other parties in accordance with the provisions of this clause 25); and

25.1.3	shall be:

25.1.3.1	delivered personally; or

25.1.3.2	sent by fax; or

25.1.3.3	sent by email; or

25.1.3.4	sent by commercial courier; or

25.1.3.5	sent by pre-paid first-class post or recorded delivery; or

25.1.3.6	(if the notice is to be served by post outside the country from which it is sent) sent by airmail requiring signature on delivery.

25.2	The addresses for service of notice are:

25.2.1	Greenbottle Limited

Address: 3B Delph Court, Sullivan's Way, St Helens, Merseyside, WA9 5GL, UK.

For the attention of: Mark Eaves

Email address: mark.eaves@greenbottle.com

25.2.2	H.D.D., LLC

Address: 4035 Westside Road, Healdsburg, CA 95448, USA.

For the attention of: Phil Hurst

Email address: phil@truetthurst.com

25.3	A notice or any other communication given in connection with this Agreement is deemed to have been received:

25.3.1	if delivered personally, at the time of delivery; or

25.3.2	in the case of fax or email, at the time of transmission; or

25.3.3	if sent by commercial courier, at the time of signature of the courier's delivery receipt; or

25.3.4	in the case of pre-paid first class post or recorded delivery, 9.00 am on the second Business Day after posting; or

25.3.5	in the case of airmail, 9.00 am on the fifth Business Day after posting.

25.4	For the purposes of this clause:

25.4.1	all times are to be read as local time in the place of deemed receipt; and

25.4.2
if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice shall be deemed to have been received at the opening of business on the next Business Day in the place of receipt.

25.5
To prove delivery, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party, sent by email to the email address of the party, or in the case of post, that the envelope containing the notice was properly addressed and posted.

26.	ENTIRE AGREEMENT

26.1
This Agreement constitutes the whole agreement and understanding of the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this Agreement.

26.2
Each party acknowledges that, in entering into this Agreement, it has not relied on any statement, representation, assurance or warranty (whether made negligently or innocently) other than those expressly set out in this Agreement.

26.3	Each party agrees that all liability for and remedies in respect of any representations are excluded except as expressly provided in this Agreement.

26.4	Nothing in this clause shall limit or exclude any liability for fraud.

27.	RIGHTS OF THIRD PARTIES

27.1
No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

28.	COUNTERPARTS

28.1
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement but all the counterparts shall together constitute the same agreement.

29.	GOVERNING LAW AND JURISDICTION

29.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

29.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been executed and delivered by the parties hereto on the date stated at the beginning of it.

SCHEDULE 1

THE PRODUCTS AND PRODUCT PRICES

PRODUCT NAME	PRODUCT PRICE
Greenbottles in any format suitable for use with wine or still alcoholic beverages, and where any price differences that may occur for alternative GreenBottle formats to be clearly justified on a cost-related basis.
US$0.50 per unit

SCHEDULE 2

LOGO AND SPECIFICATION

Title:	750ml GB BORDEAUX SPECIFICATION
Version:	G-09JAN13	Created:	12 APRIL 12
Authorized by:	Martin Lowe
Approved by:
Written by:	John-Paul Grogan

BOTTLE SPECIFICATION
MATERIALS
Colour	Natural (Cardboard)
Insert	DOW HDPE KT 10000 UE (RESINEX)
Insert Colourant	HCM26417P Beige
Bag	NYLON/EVOH/PE Film (Code: (VAC HB 85 Bemis)
Shell	Recycled Pre consumer KLS (Kraft Liner Shavings)
Glue	Hot Melt Adhesive
WEIGHTS
Insert Weight	7.6g
Bag Weight	3.5g
Fibre weight (target)	50-51g
Assembled Bottle Weight (target)	64.4g

PERFORMANCE
Insert Top Load (supported)	240kg MAX (FEA calculated) (529 ib)
Bottle Top Load (static)	Minimum 16kg (tested) (35.3lb)
Torque Resistance	Minimum 2.0 Nm (tested) (18 lbf-in)
DIMENSIONS
Height (target)	300.4mm (11.8”)
Diameter (target)	74.2mm (2.92”)
Gauge (target)	1.2mm (0.05”)
ADDITIONAL DETAILS
Front Label	Max front label height = 150mm (within label recess)
Rear Label	Max rear label dimensions 135mm high x 60mm wide
Thread Finish	GF330 MCA3
Cap Type (typical)	28 x 15 (mm)

SIGNED for and on behalf of	)
GREENBOTTLE LIMITED	)
in the presence of:	) ……………………………………………
Director

……………………………………………
Print Name

SIGNED for and on behalf of	)
H.D.D., LLC	)
in the presence of:	) ……………………………………………
Manager

……………………………………………
Print Name